Exhibit 24.2

Power of Attorney with respect to certain directors of the registrant

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Lloyd C. Hillard, Jr. and C. Douglas Carpenter, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to that certain Registration Statement on Form S-1 (Reg. No. 333-180911), and to file the same with all exhibits thereto, and all supplements and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

/s/ Fred N. Parker	Director	May 14, 2012
Fred N. Parker

/s/ David Young Phelps	Director	May 14, 2012
David Young Phelps

/s/ Charles Frederick Sutterlin	Director	May 14, 2012
Charles Frederick Sutterlin